Exhibit 21.1
SUBSIDIARIES OF MARATHON DIGITAL HOLDINGS, INC.

The registrant’s subsidiaries and affiliates as of December 31, 2023 are included in the list below.

Legal Entity Name	Percentage of Voting Securities Owned Directly or Indirectly by Registrant	Jurisdiction of Organization
MARA Tech, Inc.	100%	Delaware
Marathon Digital International, Inc.	100%	Delaware
Marathon Digital Leasing, LLC	100%	Nevada
Crypto Currency Patent Holding Company, LLC	100%	Delaware
MARA Pool LLC	100%	Nevada
Marathon Crypto Mining, Inc	100%	Nevada
Soems Acquisition Corp.	100%	Delaware